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                              THE VANGUARD GROUP(R)

                        VANGUARD(R) MUNICIPAL BOND FUNDS
                      VANGUARD CALIFORNIA TAX-EXEMPT FUNDS
                   VANGUARD FLORIDA LONG-TERM TAX-EXEMPT FUND
                     VANGUARD MASSACHUSETTS TAX-EXEMPT FUND
                      VANGUARD NEW JERSEY TAX-EXEMPT FUNDS
                       VANGUARD NEW YORK TAX-EXEMPT FUNDS
                         VANGUARD OHIO TAX-EXEMPT FUNDS
                     VANGUARD PENNSYLVANIA TAX-EXEMPT FUNDS
                              PROSPECTUS SUPPLEMENT

IMPORTANT INFORMATION ABOUT FUND MINIMUMS FOR NEW ACCOUNTS

Effective immediately, $3,000 is required to open and maintain new custodial accounts for minors. This new account minimum applies to custodial fund accounts for minors opened on or after November 1, 2005. Custodial fund accounts for minors that were opened prior to November 1, 2005, are not subject to the new $3,000 account minimum.
     The $3,000 investment minimum for opening and maintaining regular fund accounts remains unchanged.
     Vanguard reserves the right, without prior notice, to increase or decrease the minimum amount required to open or maintain an account, or to add to an existing account.














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